Exhibit 99.1

NEWS RELEASE For more information, contact:
Paul D. Borja Executive Vice President / CFO (248) 312-2000
FOR IMMEDIATE RELEASE
FLAGSTAR RECEIVES PRELIMINARY APPROVAL TO PARTICIPATE IN
THE U.S. TREASURY’S CAPITAL PURCHASE PROGRAM
TROY, Mich. (December 31, 2008) — Flagstar Bancorp, Inc. (NYSE:FBC) announced that it has received preliminary approval from the United States Department of the Treasury (“Treasury”) of its application to participate in Treasury’s Capital Purchase Program. Under the Capital Purchase Program, Flagstar is eligible to sell to Treasury up to $266 million of newly issued Flagstar preferred stock, which will carry a 5% coupon for five years, and 9% thereafter. In addition, Treasury will receive warrants to purchase shares of Flagstar common stock in accordance with the terms of the Capital Purchase Program. These warrants will expire in 10 years.
The final approval from Treasury is subject to satisfaction of certain conditions, including receipt by Flagstar of at least $250 million in proceeds from the sale to MP Thrift Investments L.P. (“MatlinPatterson”), an entity formed by MP (Thrift) Global Partners III LLC, an affiliate of MatlinPatterson Global Advisers LLC, of shares of convertible participating voting preferred stock, as well as the execution of definitive agreements with Treasury.
In a separate press release issued today, Flagstar also announced that the New York Stock Exchange (NYSE) has accepted its application for an exception to the NYSE rules that would otherwise require Flagstar to seek stockholder approval before issuing stock related to the Treasury or MatlinPatterson investment. Flagstar’s receipt of this NYSE acceptance is a condition to consummation of the MatlinPatterson investment.
Flagstar Bancorp, with $14.2 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At September 30, 2008, Flagstar operated 173 banking centers in Michigan, Indiana and Georgia and 111 home loan centers in 21 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar’s stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond Flagstar’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements. The potential investment by Treasury is subject to conditions, including receipt of proceeds from MatlinPatterson, all of which may be beyond Flagstar’s control. Accordingly, there can be no assurance that either of the transactions will be consummated.